UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

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☐	Preliminary Information Statement
☐	Confidential, for Use of Commission Only (as permitted by Rule 14c-5(d)(2))
☒	Definitive Information Statement

LAKESIDE HOLDING LIMITED

(Name of Registrant as Specified in its Charter)

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Lakeside Holding Limited

1475 Thorndale Avenue, Suite A

Itasca, Illinois 60143

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

To the Stockholders of Lakeside Holding Limited:

This Notice and the accompanying Information Statement are being furnished to the stockholders of record of the common stock, par value $0.0001 per share, of Lakeside Holding Limited, a Nevada corporation (the “Company”), in connection with a corporate action taken by the holders of a majority of the issued and outstanding voting securities of the Company, approving, for purposes of Nasdaq Listing Rule 5635(d) (“Nasdaq Rule 5635(d)”), (A) by written consent in lieu of a special meeting dated February 26, 2025, the sale by the Company to an investor (the “Investor”) pursuant to a Securities Purchase Agreement, dated as of March 5, 2025 (the “Purchase Agreement”), by and between the Company and the Investor, of (i) in a first tranche closing under the Purchase Agreement (the “First Tranche”), an Original Issue 7% Discount Convertible Note (each, a “Note”, and collectively, the “Notes”) in an aggregate principal amount of $1,500,000, convertible into shares of common stock, and a Warrant (as defined below) to purchase up to an aggregate of 318,827 shares of common stock, (ii) in a second tranche closing under the Purchase Agreement (the “Second Tranche”), which is subject to mutual consent and our satisfaction of the conditions set forth in the Purchase Agreement and the Registration Rights Agreement (as described below), an additional $1,500,000 of aggregate principal amount of Note and an accompany Warrant; and (iii) in a third tranche closing under the Purchase Agreement, which is subject to mutual consent and our satisfaction of the conditions set forth in the Purchase Agreement and the Registration Rights Agreement, an additional $1,500,000 of aggregate principal amount of Note and an accompanying Warrant (the “Third Tranche”, the First Tranche, the Second Tranche and the Third Tranche together are referred to herein as the “Convertible Note Financing”).

Pursuant to the Purchase Agreement, the Company agreed to issue, upon the consummation of the closing of each tranche, a common stock purchase warrant (each a Warrant”, and collectively, the “Warrants”) to the Investor, in each case to purchase a number of shares of common stock determined by dividing 40% of the applicable principal amount of the corresponding Note by the VWAP (as defined in the Purchase Agreement) immediately prior to the applicable closing date.

On March 5, 2025, the date of the first closing of the First Tranche, the Company issued to the Investor (i) a Note in a principal amount of $1,000,000, and (ii) a Warrant to purchase up to 318,827 shares of common stock at an initial exercise price of $1.9098 per share, subject to certain adjustments set forth therein. Under the Purchase Agreement the Investor also agreed, subject to certain conditions set forth in the Purchase Agreement, to purchase an additional Note in the principal amount of $500,000 and accompanying Warrants, in second closing of the First Tranche to occur when the registration statement of which this prospectus is a part is declared effective by the SEC.

The Note is convertible into common stock at an initial conversion price of $1.9098, subject to certain adjustments (the “Conversion Price”), provided that the Conversion Price shall not be reduced below $0.234 (the “Floor Price”). Commencing on the earlier of (i) the 60-day anniversary after the date hereof and (ii) the date on which the first Resale Registration Statement shall have been declared effective by the Commission, the Company is required to pay to the Investor the outstanding principal balance under the Note in monthly installments, on such date and each one (1) month anniversary thereof, in an amount equal to 105% of the total principal amount multiplied by the quotient determined by dividing one by the number of months remaining until the maturity date of the Note, until the outstanding principal amount has been paid in full or, if earlier, upon acceleration, conversion or redemption of the Note in accordance with its terms. All monthly payments are payable by the Company, in cash, provided that under certain circumstances, as provided in the Note, the Company may elect to pay in common stock.

In connection with the Convertible Note Financing, we also entered into the Registration Rights Agreement, dated March 5, 2025 (the “Registration Rights Agreement”), the Security Agreement, dated March 5, 2025 (the “Security Agreement”), the Pledge Agreement dated March 5, 2025 (the “Pledge Agreement”), with the Investor.

Under Listing Rule 5635(d) of the Nasdaq Stock Market LLC (the “Nasdaq Rule”), stockholder approval is required in connection with a transaction, other than a public offering, involving the sale or issuance by the issuer of common stock (or securities convertible into or exchangeable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power of such company outstanding before the issuance for a price that is less than the lower of: (i) the closing price of the commons stock immediately preceding the signing of the binding agreement for the issuance of such securities and (ii) the average closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement for the issuance of such securities. The Board of Directors of Lakeside Holding Limited has therefore concluded that pursuant to the Nasdaq Rule the consent of a majority of the Company’s stockholders is necessary to proceed with the Convertible Note Financing.

The approval of the Convertible Note Financing for purposes of Nasdaq Rule 5635(d) were taken by written consent pursuant to Section 78.320 of the Nevada Revised Statutes, which provides that any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if, before or after the action, a written consent thereto is signed by stockholders holding at least a majority of the voting power, except that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required.

The accompanying Information Statement is being furnished to our stockholders in accordance with Rule 14c-2 under the Securities Exchange Act of 1934, as amended, and the rules promulgated by the Securities and Exchange Commission (the “SEC”) thereunder, solely for the purpose of informing our stockholders of the action taken by the written consent.

The corporate action shall be effective on or about April 21, 2025, or approximately twenty (20) days after we mail this Information Statement.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Your vote or consent is not requested or required to approve the Convertible Note Financing. The accompanying Information Statement is provided solely for your information.

MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

/s/ Henry Liu
Henry Liu
Chief Executive Officer
Dated: April 1, 2025

INFORMATION STATEMENT

April 1, 2025

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

General Information

The Board of Directors (the “Board”) of Lakeside Holding Limited, a Nevada corporation (the “Company,” “Lakeside, ” “we, ” “us,” or “our”), is furnishing this Information Statement to the holders of our common stock, par value $0.0001 per share, in connection with a written consent (the “Written Consent”) dated February 26, 2025, executed by two shareholders representing approximately 76.0% of the voting power of the Company’s outstanding capital stock entitled to vote (the “Majority Stockholders”) as of March 26, 2025. A copy of the Written Consent is attached as Annex A to this Information Statement.

The Majority Stockholders took certain action (the “Action”) by Written Consent relating to the issuance the Company of up to $4.5 million aggregate principal amount of 7% original issuance discount convertible senior (the “Notes”) and accompanying Warrants (as defined below). The Action and related transaction are more fully described in this Information Statement. The Written Consent was made in accordance with the Nevada Revised Statutues, and our Bylaws. The Action taken by the Written Consent required the approval of the holders of a majority of the voting power of our outstanding shares of capital stock. The Action taken by the Written Consent required the approval of the holders of a majority of the voting power of our outstanding shares of capital stock.

On February 19, 2025, the board of directors of the Company (the “Board”) adopted resolutions approving the transAction in connection with the Convertible Note Financing. In connection with the adoption of these resolutions, the Board had been informed that the Majority Stockholders were in favor of this proposal and would enter into a written consent approving the Convertible Note Financing.

On Februray 26, 2025, the Majority Stockholders consented in writing to the Convertible Note Financing.

Accordingly, all necessary corporate approvals in connection with the Convertible Note Financing have been obtained and this Information Statement is furnished solely for the purpose of informing the stockholders of the Company in the manner required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Company knows of no other matters other than that described in this Information Statement which have been recently approved or considered by the holders of the Company’s issued and outstanding voting securities.

This Information Statement is being mailed on or about April 1 to stockholders of record as of March 26, 2025. The Action will become effective on April 21, 2025, which is twenty (20) calendar days following the date we first mail this Information Statement to our stockholders.

This Information Statement contains a summary of the material terms of the Convertible Note Financing and related transaction that were approved by the Board and the Majority Stockholders.

CONVERTIBLE NOTE FINANCING

Purpose of the Convertible Note Financing

The Board believes it is in the best interests of the Company to raise up to $4.5 million in principal in a convertible note financing to fund the working capital needs of the Company.

Description of the Convertible Note Financing

The following is a summary of the material terms of the Purchase Agreement and related transaction documents, each dated March 5, 2025. While we believe this description covers the material terms of such agreements, we encourage you to read the Note, the Warrant, the Purchase Agreement, the Security Agreement, the Guarantee Agreement, the Pledge Agreement, and the Registration Rights Agreement, which were included as Exhibits 4.1, 4.2, 10.1, 10.2, 10.3, 10.4 and 10.5, respectively, to the Current Report on Form 8-K filed by the Company on March 5, 2025. For more information about accessing the Form 8-K and the other information we file with the SEC, please see “Incorporation By Reference” and “Where You Can Find More Information” below.

The Convertible Promissory Notes

Under the Purchase Agreement, the Company agreed to issue 7% original issue discount secured convertible promissory notes (“Notes”), in the aggregate principal amount of up to $4.5 million, in up to three separate tranches that are each subject to certain closing conditions. Pursuant to the Purchase Agreement, the Company also agreed to issue, upon the consummation of the closing of each tranche, common stock purchase warrants (“Warrants”) to the Investor, in each case to purchase a number of shares of common stock determined by dividing 40% of the applicable principal amount of the corresponding Note by the VWAP (as defined in the Purchase Agreement) immediately prior to the applicable closing date.

On March 5, 2025, the initial closing of the First Tranche occurred, pursuant to which the Company issued to the Investor a Note in a principal amount of $1,000,000. For the subsequent closing of the First Tranche, the Investor agreed to purchase an additional Note in the principal amount of $500,000, subject to the satisfaction of certain closing conditions including the Equity Conditions (as defined in the Purchase Agreement), after a resale Registration Statement on Form S-3 or S-1 (the “Resale Registration Statement”) has been declared effective by the Securities and Exchange Commission (the “Commission”) for the registration of common stock of the Company issuable upon conversion of the Notes and the Warrants (as defined below). The Company and the Investor may also, pursuant to the Purchase Agreement, choose to consummate (i) the Second Tranche of the Note of an additional $1,500,000 of aggregate principal amount of Note and an accompany Warrant; and (ii) the Third Tranche of the Note, of an additional $1,500,000 of aggregate principal amount of Note and an accompanying Warrant, in each case subject to mutual consent and our satisfaction of the conditions set forth in the Purchase Agreement and the Registration Rights Agreement.

The Note is convertible into common stock at an initial conversion price of $1.9098, subject to certain adjustments (the “Conversion Price”), provided that the Conversion Price shall not be reduced below $0.234 (the “Floor Price”). The Note does not bear any interest absent an Event of Default (as defined in the Note) and matures on June 5, 2026. Commencing on the earlier of (i) the 60-day anniversary after the date hereof and (ii) the date on which the first Resale Registration Statement shall have been declared effective by the Commission, the Company is required to pay to the Investor the outstanding principal balance under the Note in monthly installments, on such date and each one (1) month anniversary thereof, in an amount equal to 105% of the total principal amount multiplied by the quotient determined by dividing one by the number of months remaining until the maturity date of the Note, until the outstanding principal amount has been paid in full or, if earlier, upon acceleration, conversion or redemption of the Note in accordance with its terms. All monthly payments are payable by the Company, in cash, provided that under certain circumstances, as provided in the Note, the Company may elect to pay in common stock, based on the following formula: (A) the monthly payment for such month shall be 100% of the total principal amount multiplied by the quotient determined by dividing one by the number of months remaining until the maturity date, and (B) the Conversion Price will be equal to the lesser of (i) the initial conversion price of $1.9098, and (ii) 95% of the average of the four lowest daily VWAPs during the 20 trading day period immediately preceding the applicable payment date, provided that such price shall not be less than the Floor Price.

Additionally, the conversion rate will be adjusted if any cash dividend or distribution is made to all or substantially all holders of the Company’s common stock. If the Company directly or indirectly receives proceeds from and closes any kind of financing including through the issuance of any equity or debt securities, the Investor may request a prepayment of the principal amount of the Note and any accrued and unpaid interest thereon (if any) in an amount up to 25% of the gross proceeds received by the Company.

The Company may prepay the Note, in an amount equal to 110% of the sum of the outstanding principal balance of the Note, any accrued and unpaid interest thereon and any other amounts due under the Note (if any) with at least 20 trading days’ written notice to the Investor, if (i) the Equity Conditions (as defined in the Purchase Agreement) are then satisfied, (ii) there is no Event of Default (as defined in the Notes), and (iii) the Resale Registration Statement is effective and has been available for at least 15 calendar days. The Investor retains the right to convert up to 50% of the Note into common stock at any time after receiving the Prepayment Notice.

The Note set forth certain standard events of Event of Default (as defined in the Notes), which, upon such Event of Default, requires the Company within five trading days to remedy, if permittable under the Note, or the Investor to waive such Event of Default. Upon the occurrence of any Event of Default, interest shall accrue on the Note at a rate equal to 18% per annum or, if less, the highest amount permitted by law. In addition, upon the occurrence of Event of Default, which has not been cured within any applicable cure period, interest is also payable at the “Mandatory Default Amount” (i.e. 120% of the sum of (i) the outstanding principal balance of the Note on the date on which the first Event of Default has occurred and (ii) any accrued and unpaid interest thereon. Furthermore, if an Event of Default is not cured, the Investor also shall have the right to convert the Mandatory Default Amount (as defined in the Notes), upon the terms provided in the Note.

The Warrants

The Warrants are exercisable for shares of common stock at a price per share equal to the VWAP of the trading day prior to the applicable closing (the “Exercise Price”), which is $1.9098 with respect to the Warrant issued in the initial closing of the First Tranche. The Warrants may be exercised during the exercise period commencing three months after their issuance and ending on the date that is five years thereafter. The Exercise Price is subject to customary adjustments for stock dividends, stock splits, recapitalizations and the like.

Registration Rights

Under the Registration Rights Agreement, the Company agreed to file Resale Registration Statement(s) covering the resale of the shares of common stock underlying the Notes and Warrants issued in each tranche within twenty (20) days after the applicable closing, and to use commercially reasonable efforts to cause such Resale Registration Statement to be declared effective by the SEC as promptly as possible after the filing thereof, but in any event no later than the 60 calendar day after the filing of the Resale Registration Statement (the “Effectiveness Date”); provided, however, that in the event the Company is notified by the SEC that the Resale Registration Statement will be subjected to a “limited” review, the Effectiveness Date will be within 10 days of the filing date of the Resale Registration Statement. Under certain circumstances, the Company’s failure to meet its obligations under the Registration Rights Agreement may be an Event of Default under the Note.

Reason for Stockholder Approval

Pursuant to Nasdaq Stock Market Listing Rule 5635(d), if an issuer intends to issue securities in a transaction which could result in the issuance of 20% or more of the issued and outstanding shares of the issuer’s common stock on a pre-transaction basis for less than the Minimum Price for such stock, the issuer generally must obtain the prior approval of its stockholders. The number of shares of common stock to be issued to the Investor in the Convertible Note Financing upon conversion of the Notes and exercise of the Warrants, could result in the issuance of a number of shares exceeding the threshold and pricing for which stockholder approval is required under Nasdaq Rule 5635(d). To ensure compliance with Nasdaq Rule 5635(d), the Majority Stockholders approved the Convertible Note Financing.

Approval of the Convertible Note Financing

The approval of the Convertible Note Financing, including for purposes of Nasdaq Rule 5635(d), requires the approval of the holders of our outstanding common stock, having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

As of the Record Date, the Company was authorized to issue 200,000,000 shares of common stock, and had 7,500,000 shares of common stock issued and outstanding. Holders of shares of common stock are entitled to cast one vote per share.

On February 26, 2025 and as of the Record Date, the Majority Stockholders collectively beneficially owned 5,700,600 shares of our common stock, representing approximately 76.0% of the voting power of all shares of the Company. No other stockholder votes, consents or actions will be required or obtained in connection with this Information Statement or the Actions because the Majority Stockholders has consented to the Action.

This Information Statement is first being mailed on or about November 28, 2023 to the Company’s stockholders of record as of the Record Date. The corporate action shall be effective on or about December 18, 2023, or approximately 20 days after we mail this Information Statement.

Effect of the Convertible Note Financing on Existing Stockholders

The issuance of securities pursuant to the Purchase Agreement will not affect the rights of the Company’s existing stockholders, but such issuances will have a dilutive effect on the Company’s existing stockholders, including the voting power of the existing stockholders.

We have agreed to file registration statement(s) to permit the public resale of the shares of common stock underlying the Notes and Warrants. The resale registration statement was filed accordingly on March 19, 2025.

DISSENTERS’ RIGHTS OF APPRAISAL

Our stockholders are not entitled to appraisal rights with respect to the Convertible Note Financing.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

None of our officrs and directors, nor any of their associates, have any interest in the Action approved by our stockholders and described in this Information Statement except in their capacity as holders of our common stock (which interest does not differ from that of the other holders of our common stock).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information relating to the beneficial ownership of our common stock as of the date of this prospectus by:

●	each person, or group of affiliated persons, known by us to own beneficially more than 5% of our outstanding common stock;

●	each of our named executive officers and directors immediately following the offering; and

●	our executive officers and directors immediately following the offering as a group.

The number of shares of common stock beneficially owned by each entity, person, executive officer or director is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares of common stock over which the individual has sole or shared voting power or investment power as well as any shares of common stock that the individual has the right to acquire within 60 days of the date of this prospectus, through the exercise of any option, warrant or other right. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by that person.

The percentage of outstanding common stock is computed on the basis of 7,500,000 shares of common stock outstanding as of the Record Date.

	Shares of Common Stock Beneficially Owned
Name and Address of Beneficial Owner (1)	Number	%†
Executive Officers and Directors
Henry Liu(2)	2,700,600	36.0%
Lan Su	-	-
Long (Leo) Yi	-	-
Yiye Zhou	-	-
Zhengyi (Janice) Fang	-	-
Cynthia Vuong	-	-
All Executive Officers and Directors as a group	2,700,600	36.0%
5% or Greater Holders	-	-
H&L LOGISTICS INTERNATIONAL LLC(2)	2,700,600	36.0%
JIUSHEN TRANSPORT LLC(3)	3,000,000	40.0%

(1)	Unless noted otherwise, the address of all listed stockholder is 1475 Thorndale Avenue, Suite A, Itasca, Illinois 60143.

(2)	Represents 2,700,600 shares of common stock held of record by H&L LOGISTICS INTERNATIONAL LLC, a company wholly owned by Mr. Henry Liu organized under the laws of the State of Illinois. The registered address of H&L LOGISTICS INTERNATIONAL LLC is 270 Hearthstone Drive, Bartlett, Illinois 60103.

(3)	Represents 3,000,000 shares of common stock held of record by JIUSHEN TRANSPORT LLC, a company wholly owned by Mr. Shuai Li organized under the laws of the State of Illinois. The registered address of JIUSHEN TRANSPORT LLC is 1360 West Walton Street, Chicago, Illinois 60642.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

Unless the Company is otherwise advised by the stockholders, we will only deliver one copy of this Information Statement to multiple stockholders sharing an address. This practice known as “householding” is intended to reduce the Company’s printing and postage costs.

We will, upon request, promptly deliver a separate copy of this Information Statement to a stockholder who shares an address with another stockholder. A stockholder, who wishes to receive a separate copy of this Information Statement, may direct such request to the Company at 1475 Thorndale Avenue, Suite A Itasca, Illinois, 60143, or you can contact us via telephone at (224) 446-9048. Stockholders who receive multiple copies of the Information Statement at their address and would like to request that only a single copy of communications be delivered to the shared address may do so by making either a written or oral request to the Company contacts listed above.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this Information Statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Information Statement, and information that we file later with the SEC will automatically update and supersede this information. Therefore, you should check for reports that we may have filed with the SEC after the date of this Information Statement. We incorporate by reference the following filings (except for information therein furnished to the SEC that is not deemed to be “filed” for purposes of the Exchange Act):

•	The Company’s Current Reports on Form 8-K filed with the SEC on March 5, 2025.

Any statement contained in this Information Statement or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement contained in any subsequently filed document which is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Statement.

This Information Statement, or information incorporated by reference herein, contains summaries of certain agreements that we have filed as exhibits to various SEC filings, as well as certain agreements that we entered into in connection with the transactions discussed herein. The descriptions of the agreements contained in this Information Statement or information incorporated by reference herein do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. You can obtain the documents incorporated by reference in this Information Statement from the SEC at its website, www.sec.gov, or by visiting our Internet web site at www.amctheatres.com and clicking on “Investor Relations,” then on “Financial Performance.”

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports and other documents with the SEC. These reports contain additional information about the Company. The Company’s SEC filings are made available electronically to the public at the SEC’s website located at www.sec.gov.

Our website address is https://www.lakeside-holding.com/. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC, including our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4, and 5 and Schedules 13D with respect to our securities filed on behalf of our directors and our executive officers; and amendments to those documents. The information contained on, or that may be accessed through, our website is not a part of, and is not incorporated into, this prospectus.

The Company undertakes to provide without charge to each person to whom a copy of this Information Statement has been delivered, upon request, by first class mail or other equally prompt means, a copy of any or all of the documents incorporated by reference in this Information Statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this Information Statement incorporates. You may obtain documents incorporated by reference by requesting them in writing at Lakeside Holding Limited, at 1475 Thorndale Avenue, Suite A Itasca, Illinois 60143, or you can contact us via telephone at (224) 446-9048.

OTHER MATTERS

Proposals by Security Holders

No stockholder proposals are included in this Information Statement.

Effective Dates

The Actions will take effect on April 21, 2025, which is 20 calendar days following the date we first mail this Information Statement to our stockholders.

By Order of the Board of Directors,

/s/ Henry Liu
Henry Liu
Chief Executive Officer
Dated: April 1, 2025

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